Exhibit 99.1

2009 Annual Shareholders Meeting Proprietary Medical Imaging Technology

 Safe-Harbor Statement Certain statements contained in this presentation are forward-looking in nature, and are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, indications of anticipated product selling prices and margins, potential physician reimbursements, general trends in our operations or financial results, timelines, plans, expectations, estimates and beliefs. These statements reflect our judgment as of the date of this presentation with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. The words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. Factors that might cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to find adequate financing to complete the development of our products; the high level of secured and unsecured debt incurred by us; our dependence on third parties for the development and manufacture of our products; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission including our most recently filed Form 10-KSB and Form 10-Q. We undertake no duty to update any of these forward-looking statements. ProUroCare Medical Inc.

Prostate Cancer Interest

 Prostate Cancer Reporting Friday, July 31, 2009 DODD HAS PROSTATE CANCER Sen. Christopher Dodd, D-Conn., said today he has prostate cancer and will undergo surgery during the August recess, the Hartford Courant reported. Dodd, who is leading the Senate Health, Education, Labor and Pensions Committee efforts on healthcare while HELP Chairman Edward Kennedy is treated for brain cancer, said he expects to be back at work after a "brief recuperation." Dodd said the cancer was discovered at an early stage and that his treatment and recovery would not alter his plans to seek re-election in 2010.

 Prostate Cancer Awareness Week September 20 – 26, 2009 The Purpose One of the oldest and most successful coordinated cancer screening programs in history... and we have only just begun to reach the millions of people who need to hear our message. What We Do Each year the Prostate Conditions Education Council (PCEC) coordinates the national Prostate Cancer Awareness Week program. Local screening sites across America offer FREE or LOW COST prostate cancer screenings to men over the age of 40 years or high risk males over the age of 35 years. Results Since Prostate Cancer Awareness Week was initiated in 1989, the amount of research dollars earmarked for prostate cancer has tripled. In addition, nearly 60 percent of new cases are localized and potentially curable, indicating a dramatic increase in awareness among the general population about the importance of early detection. Aside from screening thousands of men, Prostate Cancer Awareness Week has also yielded valuable information on several important research issues.

Prostate Cancer Awareness Week Corporate Sponsors

 Recent ProUroCare Awareness Coverage Medical Device Daily – potential benefits of ProUroScan featured on front page article CEOcast – eleven minute interview with CEO about ProUroCare Health Imaging and IT – ProUroScan System featured in story

Scientific Validation of PMI Artann Laboratories - 16 years of experience with Mechanical Imaging Development supported by NIH grant 9 published, peer-reviewed journal articles

 The Clinical Challenges of Prostate Disease Physiologic Issues Slowest growing cancer in males Capsule compromise changes disease profile Treatment morbidity may be worse than disease itself Procedural Issues Large number of unnecessary biopsies ~75% of biopsies are negative Numerous repeat biopsies Location and size of lesions are difficult to determine Difficult to accurately monitor disease progress No objective means to measure BPH drug therapy effectiveness

 Status of Current Detection Tools DRE is subjective and operator dependent Lesions difficult to characterize on palpation PSA is a derived result with low specificity No images or physical record produced DRE and PSA combined have 56% diagnostic value1 ¹Annals of internal Medicine, March 2007

 ProUroScan Solution Creates a map/real time image of prostate Initial map serves as baseline image Physician can compare maps over time Maps can be stored electronically Image can be used to evaluate extent of mapping done on the prostate gland

During the procedure, real-time images provide guidance and feedback to ensure test is performed properly Upon completion of the procedure, the results and complete images are displayed Prostate image Prostate Elasticity Imaging Output Screens

 Prostate Cancer Disease Continuum General Screening Urologist Assessment Urologist Treatment Active Surveillance 25-30MM PSA’s 1 million Biopsies/year 100,000 Radical Prostatectomies per year PMI Technology Position 2.7M Men with Prostate Cancer annually

ProUroScan Product Development Cart-based system proven reliable

 Hand held transrectal probe Enclosure with computer and data acquisition unit Touch screen monitor Calibration device Keyboard Compact color printer Medical grade isolating transformer Components of ProUroScan System

ProUroScan Product Development Cart-based system proven reliable Portable system developed and tested

Portable System

ProUroScan Product Development Cart-based system proven reliable Portable system developed and tested New low cost sensor technology planned PDA product concept defined

Real-time imaging system for creating a map of the prostate 19 Prostate Elasticity Imaging Technology

 ProUroScan Regulatory Product labeling strategy defined Guidelines provided by FDA Regulatory path defined (510k) Clinical study guidelines defined Clinical study protocol prepared Informed consent and data forms prepared

 ProUroScan Clinical Studies Five clinical study sites identified/trained Forty five patients evaluated as of 8/10/09 Four patients remaining to complete study Regulatory submission drafted Submission planned for September 2009 510(k) generally reviewed within 90 days

 ProUroScan Manufacturing Four firms identified and evaluated Mpls firm selected to transition manufacturing Preliminary assessment of Artann procedures and documentation judged as very positive Program defined for moving product to manufacturing

 ProUroCare Business Model System placements: Early 2010 – Portable system with reusable probe: Portable system Per test charge Late 2010 – Portable system with disposable probe1: Portable system Per test charge Disposable probe 1Implemenation of a disposable probe may require FDA clearance

 ProUroCare 2008 - 2009 Accomplishments Completed $3,050,000 public offering in January Exhibited at Annual AUA Meeting (May 2009) Initiated discussions with potential corporate partners Selected chairperson for scientific advisory panel Obtained consumer media exposure Completed freedom to operate assessment

 Moving Forward 2009 Goals Obtain FDA clearance Make portable system market ready Complete laboratory evaluation of new sensors Assemble scientific advisory board Complete manufacturing transition plan Expand the current Board of Directors Close additional short term financing

 Moving Forward 2010 Goals Complete clinical testing of low cost probe Complete development of disposable probe Establish distribution agreement with corporate partner Complete engineering and scale-up for contract manufacturing Evaluate requirements for a PDA-like product concept